Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR ENDED DECEMBER 31, 2016

ELYRIA, Ohio - (February 9, 2017) - Invacare Corporation (NYSE: IVC) today announced its financial results for the fourth quarter and year ended December 31, 2016.

Invacare is executing the first phase of a multi-year, three-phase turnaround plan to re-orient its resources to a more clinically complex mix of products and solutions, particularly in North America. This shift will engage the company's technical expertise in providing greater healthcare value and sustainably improving its financial performance.

Commenting on the company's financial results for the fourth quarter and year ended December 31, 2016, Matthew E. Monaghan, chairman, president and chief executive officer, stated, “The results of the fourth quarter show the combined impact of our strategic investments on top of sales decline. During the quarter, we accomplished a lot of the heavy lifting for this transformation. We on-boarded and trained a substantially new U.S. sales team at the same time we shifted product mix and discontinued a significant amount of non-core business. We launched new products and made substantial progress on our quality remediation related to the consent decree. Compared with 2015, which was better for cash flow and operating income, our 2016 results show the near-term impact of the investments required to re-orient our business. These investments are in the early phases of gaining traction, which we expect will show results later in 2017 and be more substantive in 2018. In the meantime, the company has begun taking actions to streamline operations and resize and reshape the organization, especially in North America, around its new business mix and size."

KEY FINANCIAL HIGHLIGHTS FOR THE FOURTH QUARTER 2016

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Reported net sales decreased 12.9% and constant currency net sales(a) decreased 11.0% compared to the fourth quarter of 2015. Excluding the divested Garden City Medical, Inc. (GCM) business, constant currency net sales decreased 8.1% compared to the fourth quarter of 2015.

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Reported gross margin as a percentage of net sales from continuing operations was 27.9% compared to 28.5% in the fourth quarter of 2015. With adjustments detailed in the consolidated results, adjusted gross margin would have been lower by 0.1 of a percentage point comparing fourth quarter of 2016 to fourth quarter of 2015.

◦	Operating loss was $6.9 million compared to operating income of $1.5 million in the fourth quarter of 2015.

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GAAP loss per share from continuing operations was $0.54 compared to loss per share of $0.09 in the fourth quarter of 2015. Adjusted net loss per share(b) from continuing operations was $0.46 compared to adjusted net loss per share of $0.09 in the fourth quarter of 2015.

◦	Free cash flow(c) was negative $10.6 million compared to positive $28.6 million in the fourth quarter of 2015.

◦	Cash and cash equivalents were $124.2 million as of December 31, 2016, compared to $138.4 million as of September 30, 2016, and $60.1 million as of December 31, 2015.

KEY FINANCIAL HIGHLIGHTS FOR THE YEAR

◦	Reported net sales decreased 8.3% and constant currency net sales decreased 6.7% compared to 2015. Excluding all divested entities, constant currency net sales decreased 4.9%.

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Reported gross margin as a percentage of net sales from continuing operations was 27.1% compared to 27.4% in 2015. Excluding the impact of all the divested businesses, gross margin as a percentage of net sales for 2016 increased by 0.2 of a percentage point as compared to 2015.

◦	Operating loss was $15.2 million, which included a one-time gain of $7.4 million from the sale of GCM, compared to operating loss of $7.8 million in 2015.

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GAAP loss per share from continuing operations was $1.32 compared to loss per share of $0.82 in 2015. Adjusted net loss per share from continuing operations was $1.41 compared to adjusted net loss per share of $0.68 in 2015.

◦	Free cash flow was negative $66.7 million compared to positive $10.2 million in 2015.

Commenting on 2017, Monaghan continued, "In the first quarter, we are beginning to shift to phase-two transformation activities in the North America businesses. We are well positioned to start capitalizing on the commercial investments that we made during 2016. Our new product pipeline is ramping up in every category, with more than 10 new products set for release in the complex rehab and post-acute care markets in 2017. In this next phase of transformation, we are shifting our focus to operational improvements including the realignment of our infrastructure and processes to drive efficiency and reduce costs. As an example, in January 2017, we announced a headcount reduction that will begin to align our organizational structure with our new sales level and drive simplicity. As part of this re-alignment, we announced the closure of our Kirkland, Quebec facility, which while relatively small, represents another step toward optimizing our supply chain footprint. These changes are expected to result in annualized savings of approximately $6.6 million. In addition, we have submitted the specified design history files to the third-party expert for review per the June 2016 requirement of the United States Food and Drug Administration (FDA). And, we continue to make broader sustainable quality improvements throughout the business. The combination of these efforts is critical in moving us forward, particularly as we expect continued pressure from foreign exchange on our Europe segment and as we work to complete the remaining reductions in non-core sales during the first half of the year.

The magnitude of Invacare's transformation is significant and fourth quarter financial results reflect this. We have a multi-year turnaround strategy, and we are committed to delivering on our long-term objectives."

FOURTH QUARTER CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

Since July 2015, the company has divested two businesses that were not deemed discontinued operations for financial reporting purposes. On September 30, 2016, the company completed the sale of its subsidiary, GCM, which was a part of the North America/Home Medical Equipment (HME) segment. GCM, doing business as PMI and Pinnacle Medsource, sourced and distributed primarily single-use products under the brand ProBasics® by PMI. On July 2, 2015, the company divested its United States medical device rentals businesses for long-term care facilities (rentals businesses), which were a part of the Institutional Products Group (IPG) segment. Because the GCM and rentals businesses were not deemed discontinued operations for financial reporting purposes, they are included in the 2016 and 2015 GAAP and adjusted results below, unless otherwise noted.

In the fourth quarter of 2016, net sales decreased 12.9% to $246.7 million from $283.3 million in the fourth quarter of 2015. Constant currency net sales decreased 11.0% for the quarter compared to the fourth quarter of 2015. Constant currency net sales increased for the Europe and Asia/Pacific segments, but were more than offset by declines in the North America/HME and IPG segments. Excluding the divested GCM business, constant currency consolidated net sales decreased 8.1% compared to the fourth quarter of 2015.

Gross margin as a percentage of net sales was lower by 0.6 of a percentage point due to decreases in all segments except the Asia/Pacific segment. Despite favorable sales mix, gross margin was lower primarily due to unfavorable pricing, and increased warranty and R&D expenses. Gross profit dollars declined for all segments except Asia/Pacific with the majority of the decline occurring in the North America/HME segment.

With consideration of the following impacts, the adjusted consolidated gross margin(d) would have been lower by 0.1 of a percentage point comparing fourth quarter of 2016 to fourth quarter of 2015. Gross margin for the fourth quarter of 2016, as compared to the fourth quarter of 2015, was negatively impacted by an unfavorable pricing impact during the fourth quarter 2016 related to North America/HME inventory sold at cost to the buyer of GCM subsequent to the GCM divestiture and net sales of consumer power products discontinued by the company in the fourth quarter of 2016 in the North America/HME segment (0.3 of a percentage point). In addition, a warranty accrual was reduced in the North America/HME segment in the fourth quarter of 2015 (0.7 of a percentage point) without a comparable discrete adjustment in 2016. These impacts were partially offset by a benefit from the sale of the GCM business (0.5 of a percentage point) since the GCM business had lower than average margins compared to the consolidated company.

In the fourth quarter, selling, general and administrative (SG&A) expense decreased by 4.8% to $74.5 million compared to $78.3 million in the fourth quarter of 2015. Foreign currency translation reduced SG&A expense by $0.7 million, or 0.9 of a percentage point. Excluding foreign currency translation, SG&A expense decreased $3.1 million, or 3.9%, compared to the fourth quarter of 2015. SG&A expense excluding foreign currency translation and the divested GCM business decreased $1.8 million or 2.3%. The SG&A expense for the fourth quarter of 2015 included a write-off of costs associated with a canceled legacy software program based on a change in the North America/HME IT strategy. Excluding this write-off, SG&A expense increased largely due to product liability expense partially offset by a decline in employment costs, primarily due to lower bonus expense.

The company incurred restructuring charges of $1.1 million in the fourth quarter of 2016, principally due to severance costs in the North America/HME segment from actions taken in October 2016. Restructuring charges incurred in the fourth quarter of 2015 were $1.0 million, principally due to severance costs in the North America/HME and Europe segments.

The company incurred net interest expense of $4.6 million in the fourth quarter of 2016 compared to $0.9 million in the fourth quarter of 2015. This net increase of $3.7 million was primarily due to the company's convertible debt issued in the first quarter of 2016.

For the quarter, GAAP net loss per share was $0.54 as compared to net loss per share for the same period in 2015 of $0.09 ($17.6 million net loss compared to $2.9 million net loss). For the fourth quarter of 2016, adjusted net loss per share was $0.46 compared to adjusted net loss per share of $0.09 for the fourth quarter of 2015 ($15.0 million adjusted net loss(e) compared to $2.9 million adjusted net loss). The increases in net loss and adjusted net loss were driven by lower net sales, reduced gross margin, increased interest expense, unfavorable foreign exchange and increased tax expense. These factors were partially offset by reduced SG&A expenses.

EBITDA(f) in the fourth quarter was negative $3.2 million compared to positive EBITDA of $6.1 million in the fourth quarter of 2015. The decrease in EBITDA was impacted by the same items as net loss and adjusted net loss.

FULL-YEAR 2016 CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

For the year ended December 31, 2016, net sales decreased 8.3% to $1.05 billion from $1.14 billion in 2015 while constant currency net sales decreased 6.7% compared to 2015. Higher constant currency net sales in the Europe and Asia/Pacific segments were offset by lower constant currency net sales in the North America/HME and IPG segments. Constant currency net sales for the company, excluding the impact of all the divested businesses (GCM and rentals businesses), decreased 4.9% compared to 2015.

For the year ended December 31, 2016, gross margin as a percentage of net sales was lower by 0.3 of a percentage point compared to 2015. Excluding the impact of all the divested businesses, gross margin as a percentage of net sales for 2016 increased by 0.2 of a percentage point as compared to 2015 driven by favorable sales mix principally offset by increased warranty expense. Gross margin as a percentage of net sales increased for the North America/HME and Asia/Pacific segments with declines in the Europe and IPG segments. Gross profit dollars declined in all segments except for Asia/Pacific with the largest declines in North America/HME and IPG. The decline in IPG was primarily impacted by the sale of the rentals businesses in 2015.

For the year ended December 31, 2016, SG&A expense decreased by 4.7% to $303.8 million from $318.6 million in 2015. Foreign currency translation decreased SG&A expense by $4.2 million, or 1.4% percentage points. Excluding the impacts of all the divested businesses and foreign currency translation, SG&A expense increased $2.2 million, or 0.7%, compared to 2015 primarily related to increased product liability and employment costs. The SG&A expense in 2015 included a write-off of costs related to a canceled legacy software program based on a change in the North America/HME IT strategy.

The company incurred restructuring charges of $2.4 million in 2016, principally due to severance costs in the North America/HME and Asia/Pacific segments. Restructuring charges incurred in 2015 were $2.0 million, principally due to severance costs in the North America/HME and Europe segments.

The company incurred net interest expense of $15.6 million in 2016 compared to $4.0 million in 2015. The net increase of $11.6 million was due to the convertible debt issuance in the first quarter of 2016 and, to a lesser extent, capital lease interest expense as a result of the real estate sale and leaseback transaction completed during the second quarter of 2015.

For the year ended December 31, 2016, GAAP loss per share was $1.32 compared to a net loss per share of $0.82 in 2015 ($42.9 million net loss compared to $26.5 million net loss). The net loss for 2016 was driven by lower net sales, reduced gross margin including higher warranty expense, increased interest, higher product liability expense, and restructuring charges of $0.08 per share ($2.4 million after-tax expense), partially offset by the positive impact from the gain on sale of GCM of $0.23 per share ($7.4 million gain) and net gain on convertible debt derivatives of $0.04 per share ($1.3 million gain). The net loss for 2015 included restructuring charges of $0.06 per share ($1.8 million after-tax expense) and increased amortization expense to write off bank fees related to a previous credit agreement of $0.02 per share ($0.7 million after-tax expense).

For the year ended December 31, 2016, adjusted net loss per share was $1.41 compared to adjusted net loss per share of $0.68 ($45.8 million compared to adjusted net loss of $22.0 million). The increase in adjusted net loss was driven by lower net sales, reduced gross margin including higher warranty expense, increased interest, higher product liability expense, and restructuring charges.

EUROPE

For the fourth quarter of 2016, European net sales decreased 1.4% to $136.8 million from $138.7 million for the fourth quarter of 2015. Constant currency net sales for the quarter increased 2.7% compared to the fourth quarter of 2015. The improvement in constant currency net sales was driven by the mobility and seating and lifestyle product categories. For the fourth quarter, operating earnings decreased to $9.6 million compared to $12.1 million in the fourth quarter of 2015. The decrease in operating earnings was driven by unfavorable gross profit and increased SG&A expense related to employment costs. Gross profit was negatively impacted by pricing, foreign currency, and R&D spending. Unfavorable pricing was largely due to higher customer rebate accruals. Gross margin as a percentage of net sales and gross profit dollars decreased in the quarter compared to the fourth quarter of 2015.

For the year ended December 31, 2016, European net sales increased 0.7% to $540.0 million from $536.5 million in 2015. Constant currency net sales for 2016 increased 3.7% compared to 2015. The improvements in net sales and constant currency net sales were driven by all three product categories. For the year ended December 31, 2016, operating earnings decreased to $34.0 million compared to $39.8 million in 2015. The decrease in operating earnings was primarily due to increased SG&A expense principally related to employment costs and unfavorable gross margin impacted by foreign currency, pricing, warranty and R&D expense.

NORTH AMERICA/HOME MEDICAL EQUIPMENT (HME)

For the quarter ended December 31, 2016, North America/HME net sales and constant currency net sales decreased 27.4% to $83.7 million compared to $115.4 million in the same period of 2015. Excluding the net sales impact of the divested GCM business, reported net sales and constant currency net sales decreased by 21.4%. The decreases in net sales and constant currency net sales were across all three product categories, most notably lifestyle and respiratory products. For the fourth quarter of 2016, operating loss was $13.8 million compared to an operating loss of $5.6 million in the fourth quarter 2015. The increase in operating loss was primarily a result of a net sales decline and an unfavorable gross margin, partially offset by reduced SG&A expense. In the fourth quarter of 2016, gross margin as a percentage of net sales and gross profit dollars decreased compared to the fourth quarter of 2015. While gross margin benefited from favorable sales mix, it was more than offset by warranty, pricing and R&D expenses. By comparison, warranty expense in the fourth quarter of 2015 included a benefit from warranty accrual reversals that did not repeat in 2016. Gross margin was also impacted by the sale of the divested GCM business. The unfavorable pricing impact was the result of both inventory sold at cost to the buyer of GCM subsequent to the GCM divestiture, and net sales of consumer power products discontinued by the company in the fourth quarter of 2016. By adjusting for the divestiture of GCM and the two unfavorable pricing impacts noted above, and by further adjusting fourth quarter of 2015 by increasing the warranty expense to the level of fourth quarter of 2016, adjusted gross margin for the fourth quarter of 2016 would have been only slightly lower compared to fourth quarter of 2015. The reduced SG&A expense in the fourth quarter of 2016 was related to a write-off of costs for a canceled legacy software program in 2015, the sale of the GCM business, and reduced employment costs, including bonus expense, which were partially offset by increased product liability expense.

For the year ended December 31, 2016, North America/HME net sales decreased 16.1% to $397.7 million compared to $474.2 million in 2015. Constant currency net sales decreased 15.9% compared to 2015. Excluding the net sales impact of the divested GCM business, reported net sales decreased by 15.5% and by 15.3% on a constant currency basis. The decreases in net sales and constant currency net sales were driven by lifestyle and respiratory products. Operating loss was $37.7 million for the year ended December 31, 2016 compared to operating loss of $29.2 million for the year ended December 31, 2015. The increase in operating loss was primarily a result of reduced gross margin dollars driven by net sales declines and increased warranty expense partially offset by reduced SG&A expense. While product liability expense increased compared to 2015, SG&A was lower by comparison as a result of reduced regulatory costs, a 2015 write-off of costs for a canceled legacy software program, and a reduction in expense from the GCM divestiture.

INSTITUTIONAL PRODUCTS GROUP (IPG)

For the fourth quarter of 2016, IPG net sales and constant currency net sales decreased by 19.4% to $14.7 million compared to $18.2 million in the fourth quarter of 2015. The decreases in net sales and constant currency net sales were driven by declines in most major product categories. Operating earnings were $1.2 million in the fourth quarter of 2016 compared to operating earnings of $1.8 million in the fourth quarter of 2015. The decrease in operating earnings was primarily related to net sales declines and gross margin impacted by unfavorable sales mix, partially offset by reduced SG&A expense in employment costs. Gross margin as a percentage of net sales and gross profit dollars decreased compared to the fourth quarter of 2015.

For the year ended December 31, 2016, IPG net sales decreased by 26.1% to $64.4 million compared to $87.1 million in 2015. Constant currency net sales decreased 25.9% compared to 2015. Excluding the net sales impact of the divested rentals businesses, reported net sales decreased by 11.5% and by 11.3% on a constant currency basis. The decreases in net sales and constant currency net sales of the non-rentals businesses were driven by declines in all major product categories. Operating earnings were $5.7 million for the year ended December 31, 2016 compared to operating earnings of $7.8 million in 2015. This decrease in operating income was largely due to net sales declines and a reduced gross margin primarily attributable to unfavorable sales mix and increased warranty costs, partially offset by reduced SG&A expense mostly related to employment costs.

ASIA/PACIFIC

For the fourth quarter of 2016, Asia/Pacific net sales increased 5.8% to $11.5 million compared to $10.9 million in the fourth quarter of 2015. Constant currency net sales for the quarter increased 2.7% compared to the fourth quarter of 2015 driven by the Australia and New Zealand distribution businesses. For the fourth quarter of 2016, operating earnings were $0.2 million compared to an operating loss of $1.0 million in the fourth quarter of 2015. The increase in operating earnings was primarily due to volume increases, and an improved gross margin driven by favorable sales mix and reduced SG&A expense related to employment costs. Gross margin as a percentage of net sales and gross profit dollars increased in the quarter compared to the fourth quarter of 2015.

For the year ended December 31, 2016, Asia/Pacific net sales increased 1.8% to $45.3 million compared to $44.5 million in 2015. Constant currency net sales increased 3.5% compared to 2015 due to net sales increases in the Australia and New Zealand distribution businesses and at the company's subsidiary that produces microprocessor controllers. Operating loss for the year ended December 31, 2016 was $1.4 million as compared to $3.5 million in 2015. The decrease in operating loss was largely due to volume increases, favorable gross margin related to favorable sales mix and reduced manufacturing costs, which were partially offset by R&D expense.

FINANCIAL CONDITION

As of December 31, 2016, total debt outstanding was $196.5 million compared to $197.2 million as of September 30, 2016 and $48.3 million as of December 31, 2015. The company's total debt outstanding as of December 31, 2016 consisted of $163.4 million in convertible debt and $33.1 million of other debt, principally capital lease liabilities. Long-term debt as of December 31, 2016 included an unamortized debt discount of $29.9 million related to the 2016 convertible debt issuance and an additional offset for debt fees of $4.9 million incurred related to the convertible debt. In addition, the total debt outstanding included the convertible debt discount for the convertible debt due in February 2027, which reduced convertible debt and increased equity by $0.3 million as of December 31, 2016. The company had zero drawn on its revolving credit facilities as of December 31, 2016.

In the fourth quarter 2016, the company reported negative $10.6 million of free cash flow compared to positive $28.6 million of free cash flow in the fourth quarter 2015. Free cash flow in the fourth quarter was driven by increased net loss and reduction in accounts payable and accrued expenses.

The company's cash balances were $124.2 million as of December 31, 2016, compared to $138.4 million as of September 30, 2016, and $60.1 million as of December 31, 2015. Cash balances decreased in the fourth quarter of 2016 compared to the third quarter of 2016 primarily due to cash used for operations. The increase in cash balances compared to December 31, 2015 was principally the result of the net proceeds received from the issuance of convertible debt in the first quarter of 2016.

As of December 31, 2016, days sales outstanding were 42 days comparable to December 31, 2015. Inventory turns were 4.3 as of December 31, 2016 compared to 4.9 as of December 31, 2015.

STATUS OF THE CONSENT DECREE

On December 21, 2012, the company entered into a consent decree of injunction with FDA related to the company's Corporate headquarters and Taylor Street wheelchair manufacturing facility in Elyria, Ohio. The consent decree limits production at the Taylor Street manufacturing facility to orders meeting certain documentation requirements. In order to resume full operations at the impacted facilities, the company must complete three separate independent expert certification audits followed by an FDA inspection and written determination that the facilities are in compliance.

As noted in the company's Form 8-K filing on June 8, 2016, the company received a letter from FDA in follow-up to FDA’s 2015 inspection of the Corporate and Taylor Street facilities, which included the matters covered by the first and second expert certification reports that were previously accepted by FDA in 2013. FDA clarified its requirement for the company to complete the remediation of specified design history files (DHFs) before the company can resume design of any new Taylor Street wheelchair devices or proceed further with the third phase of the consent decree.

In January 2017, the company submitted the specified DHFs to the third-party expert for review. Upon satisfactory completion of its review, the expert must submit an updated second certification report to FDA. This second certification report must be reviewed and accepted by FDA before it will reinstate the second certification related to design controls and complete its review of the expert's third certification report, which was submitted to FDA on February 9, 2016. Upon reinstatement of the second certification and acceptance of the third certification report, the company will then submit a report in accordance with paragraph 5H of the consent decree. The 5H report is written by the company detailing its actions to improve its quality systems and overall compliance status together with its written responses to any observations in the independent expert’s certification report and prior FDA inspection observations. Upon receipt of this 5H report, FDA has 30 days to initiate reinspection of the company's Corporate and Taylor Street operations. The company cannot predict the acceptance of this report by FDA, the timing of the inspection, nor any remaining work that may be needed to meet FDA's requirements for resuming full operations at the impacted facilities.

For more information about the consent decree, refer to the company's Form 10-K and 10-Q filings with the Securities and Exchange Commission (SEC).

(a) As used throughout this document, "constant currency net sales" is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation. The current year's functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change. A table accompanying this release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three and twelve months ended December 31, 2016 and December 31, 2015, respectively. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.

(b) As used throughout this document, "adjusted net loss per share" (Adjusted EPS) is a non-GAAP financial measure, which is defined as adjusted net loss(e) divided by weighted average shares outstanding, assuming dilution. It should be noted that the company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table located after the Condensed Consolidated Statement of Operations included in this press release.

(c) As used throughout this document, "free cash flow" is a non-GAAP financial measure, which is defined as net cash provided (used) by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table located after the Condensed Consolidated Balance Sheets included in this press release.

(d)As used throughout this document, "adjusted consolidated gross margin" is defined as gross margin less the impact of certain discrete items between the fourth quarter 2016 and fourth quarter 2015, which items are quantified in the gross margin discussion above. The company believes this financial measure provides meaningful information for evaluating the core operating performance of the company. Adjusted items include (i) the divestiture of the GCM business, (ii) unfavorable pricing impacts from North America/HME inventory sold at cost to the buyer of GCM subsequent to the GCM divestiture, and net sales of consumer power products discontinued by the company in the fourth quarter of 2016, and (iii) adjusted fourth quarter 2015 warranty expense to remove the impact of a non-repeating warranty reversal. Warranty expense in the fourth quarter of 2015 included a benefit from warranty accrual reversals that did not repeat in the current year.

(e) As used throughout this document, "adjusted net loss" is a non-GAAP financial measure, which is defined as net loss before income taxes net of adjusted taxes. Adjusted net loss before income taxes is computed as the net loss from continuing operations excluding the amortization of convertible debt discounts recorded in interest ($1.6 million and $5.5 million pre-tax for the three and twelve months ended December 31, 2016, respectively, compared to $0.2 million and $0.8 million pre-tax for the three and twelve months ended December 31, 2015, respectively), gains on sales of businesses ($7.4 million for the twelve months ended December 31, 2016 and $0.02 million for the twelve months ended December 31, 2015) and net (gain) loss on convertible debt derivatives ($1.0 million loss and $1.3 million gain for the three and twelve months ended December 31, 2016, respectively). Adjusted income taxes are computed as taxes as calculated for GAAP then adjusted for an expense or benefit at the statutory rate related to pretax adjustments related to locations without a valuation allowance, or the exclusion of uncertain tax liabilities deemed not related to current operations. (Note: The U.S. is in a full valuation allowance and, accordingly, no tax expense adjustments are appropriate related to U.S. pre-tax adjustments.) This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(f) As used throughout this document, "EBITDA" is a non-GAAP financial measure, which is defined as net loss from continuing operations plus: income taxes, interest expense-net, net gain or loss on convertible debt derivatives, gains or losses on sales of businesses, and depreciation and amortization. The company believes that this financial measure provides meaningful information which is used by financial analysts and others in the company's industry to evaluate the performance of the company. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included in this press release.

CONFERENCE CALL

As previously announced, the company will conduct a conference call and webcast for investors and other interested parties on Thursday, February 9, 2017 at 8:30 AM ET to discuss the company’s performance. Those wishing to participate in the live call should dial 888-297-0339, or for international callers 719-325-2142, and reference conference ID 6607596 when greeted. A simultaneous webcast of the call will be accessible at https://1sourceevents.adobeconnect.com/invacarecorporation/event/registration.html. A copy of the webcast slide deck will be posted to www.invacare.com/investorrelations prior to the webcast.

A recording of the conference call can be accessed through February 16, 2017 by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (international callers) and entering the Conference ID 6607596. An archive of the webcast presentation will be posted at www.invacare.com/investorrelations 24 hours after the call.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is a global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The company currently has 4,600 associates and markets its products in approximately 100 countries around the world. For more information about the company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, denote forward-looking statements that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties, which include, but are not limited to, the following: adverse effects of the company’s consent decree of injunction with the U.S. Food and Drug Administration (FDA), including but not limited to, compliance costs, limitations on the production and/or distribution of the company's products, inability to bid on or win certain contracts, unabsorbed capacity utilization, including fixed costs and overhead, or limitations on the company’s ability to design new power wheelchairs at its Corporate and Taylor Street facilities; any circumstances or developments that might delay or adversely impact the FDA's acceptance of the expert’s updated report on the remediation of specified design history files, FDA's acceptance of the third, most comprehensive expert certification audit report, FDA's acceptance of the company's own written report as required by the consent decree, or FDA's inspection of the company's quality systems at the Elyria, Ohio, facilities impacted by the consent decree, including any possible failure to comply with the consent decree or FDA regulations, any requirement to perform additional remediation activities or further resultant delays in receipt of FDA's written notification to resume operations; regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations in the United States or abroad; adverse effects of regulatory or governmental inspections of company facilities at any time and governmental enforcement actions; circumstances or developments that may make the company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current business initiatives; product liability or warranty claims; product recalls, including more extensive warranty or recall experience than expected; the failure or refusal of customers or healthcare professionals to sign verification of medical necessity (VMN) documentation or other certification forms required by the exceptions to the FDA consent decree; possible adverse effects of being leveraged, including interest rate or event of default risks; exchange rate fluctuations, particularly in light of the relative importance of the company's foreign operations to its overall financial performance and including the potential impacts of the Brexit referendum; potential impacts of the new United States administration’s policies, and any legislation or regulations that may result from those policies, such as possible border-adjusted taxes on imported goods; legal actions, including adverse judgments or settlements of litigation or claims in excess of available insurance limits; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, more extensive pre-payment reviews and post-payment audits by payors, or the continuing impact of the Medicare National Competitive Bidding program); impacts of the U.S. Affordable Care Act of 2010 (such as, for example, the impact on the company of the excise tax on certain medical devices, and the company's ability to successfully offset such impact); ineffective cost reduction and restructuring efforts or inability to realize anticipated cost savings or achieve desired efficiencies from such efforts; delays, disruptions or excessive costs incurred in facility closures or consolidations; tax rate fluctuations; additional tax expense or additional tax exposures, which could affect the company's future profitability and cash flow; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or new product platforms that deliver the anticipated benefits; consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource

Planning systems; risk of cybersecurity attack, data breach or data loss and/or delays in or inability to recover or restore data and IT systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; decreased availability or increased costs of materials which could increase the company's costs of producing or acquiring the company's products, including possible increases in commodity costs or freight costs; heightened vulnerability to a hostile takeover attempt or other shareholder activism; provisions of Ohio law or in the company's debt agreements, charter documents or other agreements that may prevent or delay a change in control, as well as the risks described from time to time in the company's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, the company does not undertake and specifically declines any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

 INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	December 31,		December 31,
	2016	2015	2016	2015
Net sales	$246,740	$283,265	$1,047,474	$1,142,338
Cost of products sold	178,010	202,462	763,847	829,514
Gross Profit	68,730	80,803	283,627	312,824
Selling, general and administrative expenses	74,520	78,258	303,781	318,646
Gains on sale of businesses	—	—	(7,386)	(24)
Charges related to restructuring activities	1,148	1,031	2,447	1,971
Operating Income (Loss)	(6,938)	1,514	(15,215)	(7,769)
Net loss (gain) on convertible debt derivatives	1,014	—	(1,268)	—
Interest expense - net	4,589	933	15,610	3,971
Earnings (Loss) from Continuing Operations before Income Taxes	(12,541)	581	(29,557)	(11,740)
Income taxes	5,099	3,510	13,299	14,710
Net Loss from Continuing Operations	$(17,640)	$(2,929)	$(42,856)	$(26,450)

Gain on Sale of Discontinued Operations (net of tax of $140)	—	—	—	260
Total Net Earnings from Discontinued Operations	$—	$—	$—	$260

Net Loss	$(17,640)	$(2,929)	$(42,856)	$(26,190)

Net Earnings (Loss) per Share—Basic
Net Loss from Continuing Operations	$(0.54)	$(0.09)	$(1.32)	$(0.82)
Total Net Earnings from Discontinued Operations	$—	$—	$—	$0.01
Net Loss per Share—Basic	$(0.54)	$(0.09)	$(1.32)	$(0.81)

Weighted Average Shares Outstanding—Basic	32,432	32,251	32,471	32,171

Net Earnings (Loss) per Share—Assuming Dilution
Net Loss from Continuing Operations *	$(0.54)	$(0.09)	$(1.32)	$(0.82)
Total Net Earnings from Discontinued Operations	$—	$—	$—	$0.01
Net Loss per Share—Assuming Dilution *	$(0.54)	$(0.09)	$(1.32)	$(0.81)

Weighted Average Shares Outstanding—Assuming Dilution	32,612	32,783	32,590	32,683

* Net earnings (loss) per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS PER SHARE FROM CONTINUING OPERATIONS
TO ADJUSTED NET LOSS PER SHARE (b)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	December 31,		December 31,
	2016	2015	2016	2015
Continuing Operations:
Net loss per share - assuming dilution*	$(0.54)	$(0.09)	$(1.32)	$(0.82)
Weighted average shares outstanding - assuming dilution	32,432	32,251	32,471	32,171
Net loss	(17,640)	(2,929)	(42,856)	(26,450)
Income taxes	5,099	3,510	13,299	14,710
Earnings (loss) before income taxes	(12,541)	581	(29,557)	(11,740)
Amortization of discount on convertible debt	1,645	208	5,454	796
Gains on sales of businesses	—	—	(7,386)	(24)
Net loss (gain) on convertible debt derivatives	1,014	—	(1,268)	—
Adjusted earnings (loss) before income taxes	(9,882)	789	(32,757)	(10,968)
Adjusted income taxes	5,099	3,650	13,024	11,050
Adjusted net loss (e)	$(14,981)	$(2,861)	$(45,781)	$(22,018)

Weighted average shares outstanding - assuming dilution	32,432	32,251	32,471	32,171

Adjusted net loss per share - assuming dilution(b) *	$(0.46)	$(0.09)	$(1.41)	$(0.68)

(b) Adjusted net loss per share (Adjusted EPS) is a non-GAAP financial measure, which is defined as adjusted net loss(e) divided by weighted average shares outstanding, assuming dilution. It should be noted that the company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance.

(e) Adjusted net loss is a non-GAAP financial measure which is defined as adjusted net loss before income taxes net of adjusted income taxes. Adjusted net loss before income taxes is computed as the net loss from continuing operations excluding the amortization of the convertible debt discount recorded in interest expense ($1.6 million and $5.5 million pre-tax for the three and twelve months ended December 31, 2016, respectively, and $0.2 million and $0.8 million for the three and twelve months ended December 31, 2015, respectively), gains on sales of businesses ($7.4 million for the twelve months ended December 31, 2016 and $0.02 million for the twelve months ended December 31, 2015) and net (gain) loss on convertible debt derivatives ($1.0 million loss and $1.3 million gain for the three and twelve months ended December 31, 2016, respectively). Adjusted income taxes are computed as taxes as calculated for GAAP then adjusted for an expense or benefit at the statutory rate related to pretax adjustments related to locations without a valuation allowance, or the exclusion of uncertain tax liabilities deemed not related to current operations. (Note: The U.S. is in a full valuation allowance and accordingly, no tax expense adjustments are appropriate related to U.S. pre-tax adjustments.)

*Net loss per share assuming dilution and adjusted net loss per share(b) assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS
TO EBITDA(f)

	Three Months Ended		Twelve Months Ended
(In thousands)	December 31,		December 31,
	2016	2015	2016	2015
Net loss from continuing operations	$(17,640)	$(2,929)	$(42,856)	$(26,450)
Income taxes	5,099	3,510	13,299	14,710
Interest expense - net	4,589	933	15,610	3,971
Net loss (gain) on convertible debt derivatives	1,014	—	(1,268)	—
Operating income (loss)	(6,938)	1,514	(15,215)	(7,769)
Gains on sale of businesses	—	—	(7,386)	(24)
Depreciation and amortization	3,724	4,624	14,635	18,204
EBITDA (f)	$(3,214)	$6,138	$(7,966)	$10,411

(f) As used throughout this document, "EBITDA" is a non-GAAP financial measure, which is defined as loss from continuing operations plus: income taxes, interest expense-net, net gain or loss on convertible debt derivatives, gains or losses on sales of businesses and depreciation and amortization. The company believes that this financial measure provides meaningful information which is used by financial analysts and others in the company's industry to evaluate the performance of the company.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The company operates in four primary business segments:  North America/Home Medical Equipment (HME), Institutional Products Group, Europe and Asia/Pacific. The four reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $28,640,000 and $133,183,000 for the three and twelve months ended December 31, 2016, and $33,455,000 and $142,937,000 for the three and twelve months ended December 31, 2015, respectively. The information by segment is as follows:

	Three Months Ended			Twelve Months Ended
(In thousands)	December 31,			December 31,
	2016	2015	Change	2016	2015	Change
Revenues from external customers
North America/HME	$83,745	$115,404	$(31,659)	$397,702	$474,196	$(76,494)
Institutional Products Group	14,711	18,249	(3,538)	64,413	87,137	(22,724)
Europe	136,771	138,727	(1,956)	540,013	536,463	3,550
Asia/Pacific	11,513	10,885	628	45,346	44,542	804
Consolidated	$246,740	$283,265	$(36,525)	$1,047,474	$1,142,338	$(94,864)

Operating income (loss)
North America/HME	$(13,849)	$(5,646)	$(8,203)	$(37,748)	$(29,245)	$(8,503)
Institutional Products Group	1,240	1,767	(527)	5,693	7,834	(2,141)
Europe	9,610	12,063	(2,453)	33,994	39,794	(5,800)
Asia/Pacific	163	(956)	1,119	(1,436)	(3,493)	2,057
All Other	(2,954)	(4,683)	1,729	(20,657)	(20,712)	55
Charge related to restructuring activities	(1,148)	(1,031)	(117)	(2,447)	(1,971)	(476)
Gains on sales of businesses	—	—	—	7,386	24	7,362
Consolidated operating income (loss)	(6,938)	1,514	(8,452)	(15,215)	(7,769)	(7,446)
Net (loss) gain on convertible derivatives	(1,014)	—	(1,014)	1,268	—	1,268
Net Interest expense	(4,589)	(933)	(3,656)	(15,610)	(3,971)	(11,639)
Earnings (loss) from continuing operations before income taxes	$(12,541)	$581	$(13,122)	$(29,557)	$(11,740)	$(17,817)

“All Other” consists of unallocated corporate selling, general and administrative expenses and intercompany profits, which do not meet the quantitative criteria for determining reportable segments.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

The following tables provide net sales change for continuing operations as reported and as adjusted to exclude the impact of foreign exchange translation (constant currency net sales) as well as net sales further adjusted to exclude the impact of the sale of GCM on September 30, 2016 and the rentals businesses in July of 2015 which were not deemed discontinued operations for financial reporting purposes. The current year functional constant currency net sales are translated using prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change.

Three months ended December 31, 2016 compared to December 31, 2015:

	Reported	Foreign Exchange Translation Impact	Constant Currency
North America/HME	(27.4)%	—%	(27.4)%
Institutional Products Group	(19.4)%	—%	(19.4)%
Europe	(1.4)%	(4.1)%	2.7%
Asia/Pacific	5.8%	3.1%	2.7%
Consolidated	(12.9)%	(1.9)%	(11.0)%

	Reported	Impact of GCM	Reported excluding GCM
North America/HME	(27.4)%	(6.0)%	(21.4)%

	Constant Currency	Impact of GCM	Constant Currency excluding GCM
North America/HME	(27.4)%	(6.0)%	(21.4)%

	Reported	Impact of GCM	Reported excluding GCM
Consolidated	(12.9)%	(2.8)%	(10.1)%

	Constant Currency	Impact of GCM	Constant Currency excluding GCM
Consolidated	(11.0)%	(2.9)%	(8.1)%

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

Twelve months ended December 31, 2016 compared to December 31, 2015:

	Reported	Foreign Currency Translation Impact	Constant Currency
North America / HME	(16.1)%	(0.2)%	(15.9)%
Institutional Products Group	(26.1)%	(0.2)%	(25.9)%
Europe	0.7%	(3.0)%	3.7%
Asia/Pacific	1.8%	(1.7)%	3.5%
Consolidated	(8.3)%	(1.6)%	(6.7)%

	Reported	Impact of GCM	Reported excluding GCM
North America / HME	(16.1)%	(0.6)%	(15.5)%

	Constant Currency	Impact of GCM	Constant Currency excluding GCM
North America / HME	(15.9)%	(0.6)%	(15.3)%

	Reported	Impact of Rentals Businesses	Reported excluding Rentals Businesses
Institutional Products Group	(26.1)%	(14.6)%	(11.5)%

	Constant Currency	Impact of Rentals Businesses	Constant Currency excluding Rentals Businesses
Institutional Products Group	(25.9)%	(14.6)%	(11.3)%

	Reported	Impact of GCM and Rentals Businesses	Reported excluding GCM and Rentals Businesses
Consolidated	(8.3)%	(1.7)%	(6.6)%

	Constant Currency	Impact of GCM and Rentals Businesses	Constant Currency excluding GCM and Rentals Businesses
Consolidated	(6.7)%	(1.8)%	(4.9)%

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31, 2016	December 31, 2015
	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$124,234	$60,055
Trade receivables, net	116,307	128,615
Installment receivables, net	1,368	1,145
Inventories, net	135,644	126,403
Other current assets	31,519	34,432
Assets held for sale - current	—	11,649
Total Current Assets	409,072	362,299
Other Assets	58,710	35,659
Property and Equipment, net	75,359	78,505
Goodwill	360,602	361,680
Total Assets	$903,743	$838,143
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$88,236	$103,571
Accrued expenses	110,095	118,956
Current taxes payable	7,269	17,154
Short-term debt and current maturities of long-term obligations	15,261	2,028
Liabilities held for sale - current	—	5,935
Total Current Liabilities	220,861	247,644
Long-Term Debt	146,088	45,092
Other Long-Term Obligations	114,407	82,589
Shareholders’ Equity	422,387	462,818
Total Liabilities and Shareholders’ Equity	$903,743	$838,143

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES TO FREE CASH FLOW (c)

	Three Months Ended		Twelve Months Ended
(In thousands)	December 31,		December 31,
	2016	2015	2016	2015
Net cash provided (used) by operating activities	$(7,228)	$30,171	$(56,613)	$(5,378)
Plus:
Sale of property and equipment	13	24	42	23,117
Less:
Purchases of property and equipment	(3,354)	(1,626)	(10,151)	(7,522)
Free Cash Flow(c)	$(10,569)	$28,569	$(66,722)	$10,217

(c) Free cash flow is a non-GAAP financial measure that is comprised of net cash provided (used) by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments.